Exhibit 99.12


                         ANNUAL STATEMENT OF COMPLIANCE

                   OFFICER'S CERTIFICATE OF THE ADMINISTRATOR

In compliance with Section 3(a) of the Administration Agreement (the "Agreement") among Nelnet Student Loan Trust 2004-4, as Issuer, Wilmington Trust Company, as Delaware Trustee, Zions First National Bank, as Indenture Trustee, and NELN, Inc. (fka Nelnet, Inc.), as Administrator, dated as of September 1, 2004, I, Terry J. Heimes, certify that:

     1. A review of the activities of the Administrator during the period from September 29, 2004 to December 31, 2004 and of its performance under this Agreement has been made under my supervision; and

     2. Based on my knowledge of such review, the Administrator has fulfilled its obligations in all material respects under this Agreement.


December 31, 2004




By:     /s/ Terry J. Heimes
        -----------------------------------
        Terry J. Heimes
        Chief Financial Officer, Treasurer
        and Executive Director,
        NELN, Inc.